EXHIBIT 10.1

PENNYMAC FINANCIAL SERVICES, INC.
2022 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

THIS STOCK OPTION AWARD AGREEMENT (THE “AGREEMENT”) is dated as of the Grant Date, between PennyMac Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in Section 1 below (the “Recipient”).

1.Grant of Option. Pursuant and subject to the Company’s 2022 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to the Recipient an option (this “Option”) to purchase from the Company all or any part of a total of the number of shares identified in the table below (the “Optioned Shares”) of Common Stock, par value $0.0001 per share, in the Company (the “Stock”), at the exercise price per share set out in the table below, subject to the terms and conditions of this Agreement.

Recipient

Number of Optioned Shares

Exercise Price Per Share

Grant Date

Vesting Commencement Date

Expiration Date

2.Character of Option. This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
3.Expiration of Option. This Option shall expire at 5:00 p.m. PDT on the Expiration Date or, if earlier, the earliest of the dates specified in whichever of the following applies:
(a)If the termination of your employment or service with the Company and/or its Affiliates is due to any reason other than death, Disability, Retirement (as defined below in Section 4) or termination for Cause (as defined below), three (3) months after your employment or service with the Company and/or its Affiliates ends. “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any

Affiliate of the Company; or (v) your material violation of any provision of any agreement(s) between the grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.
(b)If the termination of your employment or service with the Company and/or its Affiliates is due to death or Disability, this Option shall expire on the Expiration Date.
(c)If the termination of your employment or service with the Company and/or its Affiliates is due to Retirement, this Option shall expire on the earlier of (i) the Expiration Date or (ii) if you do not sign the Retirement and Equity Award Vesting Agreement (as referenced below) within thirty (30) days of your Retirement or if the Company determines you have breached the Retirement and Equity Award Vesting Agreement you enter in connection with such Retirement, three (3) months after the date of the Company’s written determination of such event.
(d)If the Company terminates your employment or service with the Company and/or its Affiliates for Cause, or at the termination of your employment or service the Company had grounds to terminate your employment or service for Cause (whether then or thereafter determined), this Option shall expire immediately upon such termination of your employment or service.
4.Vesting of Option; Retirement.
(a)Until this Option expires, you may exercise it as to the number of Optioned Shares which have vested (“Vested Shares”), in full or in part, at any time on or after the applicable exercise date or dates identified in the remainder of this Section. However, during any period that this Option remains outstanding after your employment or service with the Company and/or its Affiliates ends for any reason other than by reason of Retirement, you may exercise it only as to Optioned Shares which are Vested Shares immediately prior to the termination of your employment or service with the Company and/or its Affiliates. The procedure for exercising this Option is described in Section 7.1(e) of the Plan.
(b)One-third (1/3) of the Optioned Shares shall vest in a lump sum on each of the first, second, and third anniversaries of the Vesting Commencement Date specified above (each date, a “Vesting Date”), with any fractions rounded down except on the final installment (each such installment, a “Tranche”). Notwithstanding the foregoing, if your employment or service with the Company and/or its Affiliates ends due to your death or Disability prior to the final Vesting Date, then all unvested Optioned Shares will immediately vest and become exercisable as of the date of such cessation of services or employment, as applicable.
(c)If your employment or service with the Company and/or its Affiliates is terminated due to Retirement and the Company does not have grounds to terminate your employment or service for Cause, and provided you have executed and continue to comply with the terms of the Retirement and Equity Award Vesting Agreement in the form provided to you by the Company, then the Optioned Shares shall continue to be eligible to vest and become Vested Shares after the Retirement Date in accordance with the original terms and vesting schedule of this Option. “Retirement” shall mean voluntary termination of employment after the age of sixty (60) with at least ten (10) years of combined service to the Company and/or any of its subsidiaries; provided, however, that if you elect to terminate your employment in connection with a Retirement, you must provide the Company with a minimum of (x) six (6) months prior written notice of such Retirement if your title is at the senior vice president level and above, or (y) three (3) months prior written notice of such Retirement if your title is at the first vice president level and below.
(d)Notwithstanding anything to the contrary, if your employment or service with the Company and/or its Affiliates is terminated due to any other reason, then this Option shall be forfeited as to any unvested Optioned Shares as of the date of such termination.
5.Leaves of Absence. Military or sick leave shall be deemed a termination of your employment or service with the Company and/or its Affiliates only if it exceeds the longer of 90 days or the period during which your reemployment rights, if any, are guaranteed by statute or by contract.
6.Transfer of Option. You may not transfer this Option except by will or the laws of descent and distribution or pursuant to Section 7.6, and, during your lifetime, only you may exercise this Option.
7.Miscellaneous.
7.1Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you.
7.2No Special Service Rights. Nothing contained in this Agreement shall confer upon you any right with respect to the continuation of your employment or service with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of your employment or service with the Company and/or its Affiliates.
7.3Entire Agreement; Counterparts. This Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.
7.4Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares, and does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section

409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. You should rely on your own tax advisors for all such advice.
7.5Community Property. To the extent you reside in a jurisdiction in which community property rules apply, without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, you shall be treated as agent and attorney-in-fact for that interest held or claimed by your spouse with respect to this Option and any Optioned Shares and the parties hereto shall act in all matters as if you were the sole owner of this Option and (following exercise) any such Optioned Shares. This appointment is coupled with an interest and is irrevocable.
7.6Designation of Beneficiary. You may designate one or more beneficiaries with respect to any Options under this Agreement, provided that such designation is made on a form provided by the Company (attached as Exhibit A) and such beneficiaries are family members of yours or a trust established by you for estate planning purposes.
8.Receipt of Plan. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards). All capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. You have reviewed and understand the Plan and this Agreement in their entirety, and have had an opportunity to obtain the advice of counsel prior to executing this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

PENNYMAC FINANCIAL SERVICES, INC.

By:

Name:

Title:

Address:

The Recipient:

By:

Name:

Title:

Address:

EXHIBIT A

PENNYMAC FINANCIAL SERVICES, INC. 2022 EQUITY INCENTIVE PLAN

BENEFICIARY DESIGNATION

In accordance with the terms and conditions of the PennyMac Financial Services, Inc. 2022 Equity Incentive Plan (the “Plan”), I hereby designate the following as my primary beneficiary(ies) to receive any payments or distributions under the Plan:

Name and Address (If Trust - Name of Trust and Trustee)	Social Sec. # (If Trust – Tax ID #)	Relationship	Date of Birth	Percentage

In the event the above-named primary beneficiary(ies) predecease(s) me, I designate the following as contingent beneficiary(ies):

Name and Address (If Trust - Name of Trust and Trustee)	Social Sec. # (If Trust – Tax ID #)	Relationship	Date of Birth	Percentage

I expressly revoke all prior designations of beneficiary(ies), reserve the right to change my beneficiary(ies) and agree the rights of beneficiary(ies) shall be subject to the terms of the Plan. In the event there is no beneficiary living at the time of my death, I understand the amounts payable under the Plan will be paid to my estate.

Date:

(Signature)

(Print or type name)